Exhibit A

IF YOU DO NOT WANT TO SELL YOUR SHARES OF
 BENEFICIAL INTEREST IN THE INSTIUTIONAL FUND
AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY A NOTIFICATION OF THE INSTITUTIONAL FUND'S TENDER OFFER.

December 1, 2016

Dear Morgan Creek Global Equity Long/Short Institutional Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Morgan Creek Global Equity Long/Short Institutional Fund (the "Institutional Fund"). If you are not interested in selling your shares of beneficial interest in the Institutional Fund ("Shares") at this time, please disregard this notice and take no action.

The tender offer period will begin on December 1, 2016 and end at 12:00 midnight, Eastern Time, on December 30, 2016. The purpose of the tender offer is to provide liquidity to shareholders. Shares may be presented to the Institutional Fund for purchase only by tendering them during one of the Institutional Fund's announced tender offers.

Should you wish to tender your Shares or a portion of your Shares for purchase by the Institutional Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than 12:00 midnight, December 30, 2016. If you do not wish to tender your Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR SHARES AT THIS TIME.

All tenders of Shares must be received by Morgan Creek Capital Management, LLC, acting in its capacity as the investor support services agent for the Institutional Fund, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by, 12:00 midnight, December 30, 2016.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your investment professional or Morgan Creek Capital Management, LLC at (919) 933-4004.

Sincerely,

Morgan Creek Global Equity Long/Short Institutional Fund

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